Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of Fidelity School Street Trust:
Fidelity Limited Term Municipal Income Fund (formerly Fidelity Limited Term Municipals) and Spartan Bond Strategist, of our reports dated February 2, 1996 and February 1, 1996, respectively, on the financial statements and financial highlights included in the December 31, 1995 Annual Reports to Shareholders of Fidelity Limited Term Municipal Income Fund and Spartan Bond Strategist.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our report dated January 4, 1996 on the financial statements and financial highlights included in the November 30, 1995 Annual Report to Shareholders of Fidelity Court Street Trust: Fidelity High Yield Tax-Free Fund (formerly Fidelity High Yield Tax-Free Portfolio) and our report dated February 2, 1996 on the financial statements and financial highlights included in the December 31, 1995 Annual Report to Shareholders of Fidelity Municipal Trust: Fidelity Aggressive Municipal Fund (formerly Fidelity Aggressive Tax-Free Portfolio).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 13, 1996